EXHIBIT 11. COMPUTATION OF EARNINGS PER SHARE
For the Periods Ended December 31, 1994 and 1993
                                                                  Three Months       Year-To-Date Twelve Months
(in thousands, except per share amounts; unaudited)                1994        1993          1994          1993
----------------------------------------------------------- ----------- ----------- ------------- -------------
Net Income:
Per statement of consolidated income........................    $34,968     $21,064      $140,134      $114,056
Deduct dividend requirements of preferred stock.............          9          10            39            43
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Net income applicable to common stock                            34,959      21,054       140,095       114,013
Add dividend requirements of preferred stock................          9          10            39            43
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Net income assuming full dilution                               $34,968     $21,064      $140,134      $114,056
=========================================================== =========== =========== ============= =============

Net Income Per Share:
Assuming no dilution........................................      $0.69       $0.43         $2.81         $2.38
Assuming full dilution......................................      $0.69       $0.43         $2.80         $2.38
=========================================================== =========== =========== ============= =============

Average common shares outstanding:
Average common shares outstanding...........................     49,924      48,166        49,500        47,132
Common stock equivalents (options)..........................        795       1,002           971         1,101
Treasury shares.............................................       (378)       (363)         (544)         (381)
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Assuming no dilution                                             50,341      48,805        49,927        47,852
Issuable assuming conversion of preferred stock                     150         164           157           168
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Assuming full dilution                                           50,491      48,969        50,084        48,020
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
Note: Per share amounts assuming full dilution were computed assuming all outstanding shares of preferred stock were converted into common shares on the basis of 12.15 shares of common for each share of preferred, with the elimination of dividends on the preferred stock.  Common stock equivalents are common stock options outstanding accounted for on the treasury stock method for purposes of these calculations.
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